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          Stephen E. Brilz                             5613 DTC Parkway             Fax:      303-858-3482
          Corporate Counsel and                        Suite 700
          Assistant Secretary                          Englewood, CO   80111

          Phone:  303-858-3511
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                                                 November 20, 1998


MediaOne Group, Inc.
188 Inverness Drive West
Englewood, Colorado   80111


Ladies and Gentlemen:

I refer to the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, to be filed by MediaOne Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on November 20, 1998. The Registration Statement covers 10,000,000 shares of MediaOne Group, Inc. common stock, $.01 par value per share (the "Shares"), which may be issued from time to time in connection with the 1998 Supplemental Stock Plan
(the "Plan").

I have made such legal and factual examinations and inquiries as I deemed advisable for the purpose of rendering this opinion. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the Shares. Based upon my examination and inquiries, it is my opinion that the Shares, upon issuance thereof in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



/s/  STEPHEN E. BRILZ

Stephen E. Brilz